Exhibit 10.1

November 18, 2015

William Brod

7407 Rainforest Trail

Pasadena, Texas 77505

Dear Bill,

It has been a pleasure getting to know you over the past several months and discussing your qualifications and interest in working as an officer for our Company. Based on our discussions, I am pleased to offer you the position of Senior Vice President and Chief Financial Officer.

The following are the terms of our offer:

1)	COMPANY OF EMPLOYMENT: M&I Electric/American Electric Technologies, Inc.

2)	POSITION AND TITLE: Senior Vice President and Chief Financial Officer

3)	LOCATION: Houston, TX

4)	REPORTING TO: AETI Chief Executive Officer, Charles Dauber

5)	CLASSIFICATION: Full-time, Level I employee.

6)	GENERAL JOB RESPONSIBILITIES:

a.	Working with the CEO and other members of the executive management team on company strategy, creation of short and long term objectives, etc.

b.	To provide management and leadership of all company financial operations, accounting and associated administrative functions which include financial operations, controls, and support for the Company business units. Responsibilities also include statutory and regulatory compliance associated with the SEC, NASDAQ, federal, state and local government requirements including related audits and public filings and disclosures.

c.	The CFO is also subject to other duties as may be assigned from time to time by the CEO or provided for in the CFO job specification which has been provided to you.

7)	COMPENSATION: The following are the elements of your compensation plan:

a.	Annual Salary: $200,000 paid semi-monthly. Note: once the company achieves $75M in annual consolidated revenue, you will receive an increase in your base salary to $220,000, and when the company achieves $100M annual consolidated revenue, you will receive an increase in your base salary to $240,000.

b.	Annual Variable Cash Bonus: Beginning January 1, 2016, you will be eligible for an annual on-target cash bonus of $60,000, based on achievements of mutually agreed upon objectives which would incorporate company financial performance, customer satisfaction and safety and other objectives. This variable cash bonus is uncapped. The cash bonus is paid on or before April 15, 2017. You must be employed by the Company at that time to receive any bonus.

c.	Annual Variable Equity Bonus: In addition to the cash bonus, beginning January 15, 2016, you are also eligible for an annual equity bonus of $70,000 of Restricted Stock Units (RSU). The equity bonus is 100% variable based on the same mutually agreed upon objectives as the annual variable cash bonus described above. The RSU bonus is subject to a four year vesting schedule. The RSU bonus is subject to approval by the Compensation Committee of the AETI Board of Directors. The RSU bonus price is set at grant time according to the Company’s equity plan.

d.	Variable performance attainment: Both the annual variable cash bonus and the annual variable equity bonus use the same calculation method and use the same structure as the rest of the company’s senior executive team.

e.	Total on target earnings: The total on-target earnings at 100% attainment of the company and your personal objectives would be $330,000.

f.	Company benefits: Upon meeting eligibility requirements, you will be offered the comprehensive Company employee benefits which include medical insurance, dental, vision, life, 401(k) retirement program, etc. You will also .be eligible for expense reimbursement for all reasonable and customary travel and business expenses in accordance with Company policies to include 1 week per year for continuing educational event associated with maintaining CPA license.

g.	Indemnification: As an officer of the company, you are covered by the company’s directors and officer’s (D&O) insurance policy. A copy of the insurance document is available for your review and you are welcome to discuss with our carrier any questions you may have.

h.	Special Severance: In the event you are terminated for other than cause or disability, or in the event there is a change of control/acquisition resulting in your termination or a substantial reduction of your responsibilities, M&I agrees to provide you a severance package equal to up to six (6) months of your then current base salary and will reimburse your COBRA medical insurance costs, if elected, for you and your dependents for up to six (6) months. Such severance and reimbursement will be paid on a monthly basis and ceases upon your commencement of other employment.

i.	Vacation: You will be eligible for four (4) weeks of vacation per year (prorated based on start date). Our Company policy does not permit carry-overs or buy outs of unused vacation time.

J.	Confidentiality: You are required to keep confidential all compensation matters.

8)	SUBSTANCE ABUSE TESTING: All applicants are required to undergo Substance Abuse Screening prior to commencement of work with the company. Failure to pass the substance abuse screening will result in the withdrawal of the employment offer.

9)	EVALUATION PERIOD: All employees are subject to successfully completing an initial ninety-day (90) evaluation period at which time your performance will be evaluated.

10)	EMPLOYMENT-AT-WILL: All employment with the Company is employment at-will. Consequently you have the right to terminate your employment at any time for any reason, and the Company retains the same right. Your tenure in this position is dependent upon your individual performance as well as other factors such as business conditions.

11)	IMMIGRATION REFORM AND CONTROL ACT: The Immigration Reform and Control Act of 1986 requires all employers to hire only American citizens and resident aliens who are authorized to work in the United States. Therefore the Company will verify your eligibility for employment. A list of acceptable documents needed for presentation on the first day of employment can be found in your new hire documents. If you do not have any of these required documents, you must give evidence of having applied for them in order to satisfy the terms of the Act. Without the aforementioned documents the Company cannot permit you to begin your employment.

Bill, I look forward to having you as a key member of the team and to building the business together. We would like you to start your new role on November 23, 2015.

If you accept these terms, please sign and date two copies of this letter and return one signed copy to me to consummate your employment with the company.

Sincerely,

/s/Charles M. Dauber

President and Chief Executive Officer

American Electric Technologies, Inc.

I agree to employment by AETI on the foregoing terms.

/s/William Brod	11-18-15

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